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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Packaging Corporation of America for the registration of debt securities and to the incorporation by reference therein of our reports dated February 15, 2008, with respect to the consolidated financial statements and schedule of Packaging Corporation of America and the effectiveness of internal control over financial reporting of Packaging Corporation of America, included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Chicago, Illinois March 3, 2008

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  Exhibit 23.1